UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2016

FREIGHTCAR AMERICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51237	25-1837219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two North Riverside Plaza, Suite 1300 Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

(800) 458-2235

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2016, FreightCar America, Inc. (the “Company”) announced that it has appointed Matthew S. Kohnke as its Vice President, Finance, Chief Financial Officer and Treasurer, effective February 29, 2016 (the “Effective Date”). Mr. Kohnke will succeed Charles F. Avery, Jr., who left the Company by mutual consent to pursue new business opportunities effective January 22, 2016. From such date to the Effective Date, the Company’s President and Chief Executive Officer, Joseph E. McNeely, will serve as interim Vice President, Finance, Chief Financial Officer and Treasurer until Mr. Kohnke joins the Company.

Mr. Kohnke, 44, has 25 years of experience in finance and accounting and joins the Company from Dorman Products, Inc., a publicly traded supplier of replacement parts and fasteners to the automotive aftermarket, where he has served since 2002. He first served as Dorman’s Vice President and Corporate Controller and, in 2011, he assumed the position of Dorman’s Chief Financial Officer. Prior to joining Dorman, Mr. Kohnke spent 10 years in public accounting at Arthur Andersen LLP, including holding a leadership role in its Audit and Business Advisory practice.

In connection with Mr. Kohnke’s appointment, the Company and Mr. Kohnke entered into a letter agreement regarding Terms of Employment (the “Agreement”) dated January 19, 2016 and effective the Effective Date. A description of the material terms of the Agreement is set forth below, which description is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1.

(1) Term: Mr. Kohnke’s employment with the Company is not for a specified term and there is no specified term for the Agreement.

(2) Base Salary: The Company will pay Mr. Kohnke an initial base salary of $270,000 per year, which is subject to annual review by the Company.

(3) Bonus: Mr. Kohnke will be entitled to participate in the Company’s annual cash incentive plan applicable to senior executives (the “Bonus Plan”) and to earn a bonus (“Bonus”) for each fiscal year of the Company ending during his employment. His target Bonus is 50% of his base salary, upon achievement of a target level of performance set forth in the Bonus Plan, and is payable within 2.5 months after the end of the relevant fiscal year. Should there be Bonus payments made for 2016 under the Bonus Plan, Mr. Kohnke will be eligible for consideration for a full-year Bonus payment for 2016 as if he were a participant as of January 1, 2016.

(4) Sign-On Award: On the Effective Date, the Company will award Mr. Kohnke 2,000 restricted shares of the Company’s common stock, vesting in three equal annual installments beginning on the first anniversary of the Effective Date. This restricted share award would become fully vested upon a change in control.

(5) Long-Term Incentive and Other Executive Compensation Plans: Mr. Kohnke will be eligible to participate in all of the Company’s equity-based and cash-based long-term incentive and other executive compensation plans on a basis no less favorable than other similarly situated executives.

(6) Other Amounts: Mr. Kohnke will be entitled to participate in each of the Company’s employee retirement, savings, welfare and fringe benefit plans, and perquisites, offered to similarly situated senior executives. He will be entitled to four weeks of paid annual vacation and reimbursement by the Company for all business expenses (including entertainment) incurred in connection with his duties.

(7) Termination Payments: Pursuant to the Agreement, Mr. Kohnke’s employment may be terminated by the Company or Mr. Kohnke upon notice to the other party. Upon a termination of Mr. Kohnke’s employment for any reason other than for cause, he will be entitled to (i) accrued base salary and accrued and unused vacation through the date of termination, (ii) any accrued and vested benefits and unreimbursed expenses incurred and unpaid on the date of termination and (iii) thirteen weeks of pay. In addition, Mr. Kohnke will be a participant in the Company’s severance plan for certain salaried employees as then in effect, subject to (i), (ii) and (iii) above.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Letter agreement regarding Terms of Employment dated January 19, 2016 by and between FreightCar America, Inc. and Matthew S. Kohnke

Exhibit 99.1	Press release of FreightCar America, Inc. dated January 25, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FreightCar America, Inc.

Date: January 25, 2016	By:	/s/ Georgia L. Vlamis
	Name:	Georgia L. Vlamis
	Title:	General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Letter agreement regarding Terms of Employment dated January 19, 2016 by and between FreightCar America, Inc. and Matthew S. Kohnke

Exhibit 99.1	Press release of FreightCar America, Inc. dated January 25, 2016